Exhibit 23.3

Consent of Independent Certified Public Accountants

We have issued our report dated August 31, 2011 with respect to the consolidated financial statements of HealthTran LLC for the years ended May 31, 2011 and 2010, and included in the Current Report on Form 8-K/A dated March 14, 2012, of SXC Health Solutions Corp. We hereby consent to the incorporation by reference of said report in this Registration Statement on Form S-4, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Denver, Colorado

May 29, 2012